Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For further information:

Robert (Kelly) Kramer

NCR Corporation

(770) 623-7215

kelly.kramer@ncr.com

For Release on April 29, 2008

Richard L. Clemmer and Robert P. DeRodes

Named to NCR Corporation Board of Directors

DAYTON, Ohio – The Board of Directors of NCR Corporation (NYSE: NCR) announced it has appointed Richard L. Clemmer and Robert P. DeRodes to the company’s board of directors.

“We are excited to have two executives of the caliber of Rick Clemmer and Bob DeRodes join our board of directors,” said Bill Nuti, NCR chairman and chief executive officer. “Both Bob and Rick bring a unique set of skills to the NCR board. Beyond their extensive operational experience, their backgrounds complement our board of directors with the addition of information technology, industry and financial experience.”

Clemmer is currently a senior advisor to Kohlberg Kravis Roberts & Co. and a member of the board of directors of i2 Technologies, Inc. He previously served as president and chief executive officer of Agere Systems Inc., where he led the strategic turnaround of that company and its 2007 merger with LSI Logic Corporation. Prior to that, he was chairman and president of Venture Capital Technology LLC, which is focused on investing in and consulting for technology companies, and a partner at Shelter Capital Partners, a private investment fund. Clemmer also served as Chief Financial Officer for the Semiconductor Group of Texas Instruments Incorporated.

DeRodes has served since 2002 as executive vice president and chief information officer for The Home Depot®, the world’s largest home improvement retailer. He previously served as president and chief executive officer of Delta Technology, Inc. and as chief information officer for Delta Air Lines, Inc. The recipient of numerous industry and professional achievement awards, DeRodes has also held senior positions at Citibank and AMR, where he led the company’s SABRE Development Services organization.

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Clemmer, 54, holds a bachelor’s degree in business administration from Texas Tech University and a master’s degree in business administration from Southern Methodist University. DeRodes, 57, holds a bachelor’s degree in business administration from Saint Louis University and a master’s degree in business administration from the University of Texas.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Dayton, Ohio.

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NCR is a trademark of NCR Corporation in the United States and other countries.